Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statements on Form S-8 (Reg. Nos. 333-192149, 333-194127 and 333-202138) of our report dated March 3, 2015, relating to the consolidated financial statements of Mavenir Systems, Inc. and its subsidiaries, which appear on this Form 10-K.

/s/ BDO USA, LLP

Dallas, Texas

March 3, 2015